March 8, 2012

Clayton G. Deutsch
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109

Re:    Accelerated Vesting Under Service-Based Restricted Stock Awards
Dear Clay:
The purposes of this letter is to clarify certain terms of your Employment Agreement, dated as of June 7, 2010, between, Boston Private Financial Holdings, Inc. (the “Company”) and you (the “Employment Agreement”), and the restricted stock awards listed below with respect to the treatment of such restricted stock awards in the event of a termination of your employment with the Company due to your death or disability.

1.    July 31, 2010 Time-Based Restricted Stock Award (the “July 31, 2010 Award”) granted to you on July 31, 2010 pursuant to that certain Time-Based Restricted Stock Award Agreement (the “July 31, 2010 Award Agreement”): Notwithstanding the provisions of Section 4(c) of the Employment Agreement or Section 2(c) of the July 31, 2010 Award Agreement, all unvested shares granted pursuant to the July 31, 2010 Award shall automatically become fully vested in connection with a termination of your employment due to your death or Disability (as defined in the Employment Agreement).

2.    July 31, 2010 Inducement Restricted Stock Award (the “Inducement Award”) granted to you on July 31, 2010 pursuant to that certain Inducement Restricted Stock Award Agreement (the “Inducement Award Agreement”): Notwithstanding the provisions of Section 4(c) of the Employment Agreement or Section 2(c) of the Inducement Award Agreement, all unvested shares granted pursuant to the Inducement Award shall automatically become fully vested in connection with a termination of your employment due to your death or Disability (as defined in the Employment Agreement). For purposes of clarity, nothing herein shall override or otherwise affect your obligation to purchase shares of Company Common Stock pursuant to Sections 2(d) and 3 of the Inducement Award Agreement.

3.    May 13, 2011 Time-Vesting Restricted Stock Award (the “May 13, 2011 Award,” and together with the July 31, 2010 Award and the Inducement Award, the “Restricted Stock Awards”) granted to you on May 13, 2011 pursuant to that certain Time-Vesting Restricted Stock Award Agreement (the “May 13, 2011 Award Agreement,” and together with the July 31, 2010 Award Agreement and the Inducement Award Agreement, the “Award Agreements”): Notwithstanding the provisions of Section 4(c) of the Employment Agreement, all unvested shares granted pursuant to this award shall automatically become fully vested in connection with a termination of your employment due to your death or Disability (as defined in the Employment Agreement).

By countersigning below, you and the Company agree that the Employment Agreement and each Award Agreement governing the Restricted Stock Awards shall be deemed to be amended to the extent necessary to effect the clarifications described in this letter. All other provisions of the Employment Agreement and the Award Agreement for each Restricted Stock Award shall remain in full force and effect according to their respective terms (and, as applicable, the terms and conditions of the applicable stock incentive plan of the Company), and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement or any such Award Agreement (or any applicable stock incentive plan of the Company), except to the extent specifically provided for herein.

Sincerely,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

_/s/ Lynn Thompson Hoffman _______________
Name: Lynn Thompson Hoffman

Title:	Chair, Compensation Committee of the Board of Directors

Agreed and Acknowledged

/s/_Clayton G. Deutsch__
Clayton G. Deutsch

March 8, 2012